EXHIBIT 99.1

ITEM 1.	FINANCIAL STATEMENTS

PILGRIM’S PRIDE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 29, 2007	September 29, 2007
	(In thousands)
Assets:
Cash and cash equivalents	$94,662	$66,168
Investment in available-for-sale securities	8,813	8,153
Trade accounts and other receivables, less allowance for doubtful accounts	123,924	113,486
Inventories	1,007,898	925,340
Income taxes receivable	46,623	61,901
Current deferred income taxes	10,001	8,095
Other current assets	48,225	47,959
Assets held for sale	15,294	15,534
Current assets of discontinued business	25,850	53,232

Total current assets	1,381,290	1,299,868
Investment in available-for-sale securities	45,896	46,035
Other assets	135,337	138,546
Goodwill	499,669	505,166
Property, plant and equipment, net	1,774,520	1,784,621

	$3,836,712	$3,774,236

Liabilities and stockholders’ equity:
Accounts payable	455,217	398,512
Accrued expenses	460,158	497,262
Current maturities of long-term debt	2,884	2,872
Current liabilities of discontinued business	7,408	6,556

Total current liabilities	925,667	905,202
Long-term debt, less current maturities	1,404,062	1,318,558
Deferred income taxes	312,984	326,570
Other long-term liabilities	55,771	51,685
Commitments and contingencies	—	—
Preferred stock	—	—
Common stock	665	665
Additional paid-in capital	469,779	469,779
Retained earnings	653,948	687,775
Accumulated other comprehensive income	13,836	14,002

Total stockholders’ equity	1,138,228	1,172,221

	$3,836,712	$3,774,236

See notes to consolidated financial statements.

PILGRIM’S PRIDE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	December 29, 2007	December 30, 2006
	(In thousands, except share and per share data)
Net sales	$2,047,353	$1,291,957
Cost of sales	1,942,250	1,229,719

Gross profit	105,103	62,238
Selling, general and administrative expense	104,433	67,140

Operating income (loss)	670	(4,902)
Other expense (income):
Interest expense	29,940	13,671
Interest income	(508)	(1,309)
Miscellaneous, net	(2,863)	(1,011)

Total other expense (income)	26,569	11,351

Loss from continuing operations before income taxes	(25,899)	(16,253)
Income tax expense (benefit)	7,267	(6,426)

Loss from continuing operations	(33,166)	(9,827)
Income from operation of discontinued business	837	1,091

Net loss	$(32,329)	$(8,736)

Income (loss) per common share—basic and diluted:
Continuing operations	$(0.50)	$(0.15)
Discontinued business	0.01	0.02

Net income (loss)	$(0.49)	(0.13)

Dividends declared per common share	$0.0225	$0.0225

Weighted average shares outstanding	66,555,733	66,555,733

Reconciliation of net loss to comprehensive loss:
Net loss	$(32,329)	$(8,736)
Unrealized gain (loss) on securities	(166)	2,830

Comprehensive loss	$(32,495)	$(5,906)

See notes to consolidated financial statements.

PILGRIM’S PRIDE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	December 29, 2007	December 30, 2006
	(In thousands)
Cash flows from operating activities:
Net loss	$(32,329)	$(8,736)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	55,923	32,697
(Gain) loss on property disposals	(121)	1,769
Deferred income tax benefit	(8,881)	(4,286)
Changes in operating assets and liabilities:
Accounts and other receivables	(249)	17,948
Inventories	(65,366)	(29,460)
Other current assets	2,009	(5,166)
Accounts payable and accrued expenses	4,225	(15,123)
Income taxes, net	8,667	2,631
Other	923	1,997

Cash used in operating activities	(35,199)	(5,729)

Cash flows for investing activities:
Acquisitions of property, plant and equipment	(42,684)	(39,350)
Purchases of investment securities	(3,287)	(140,350)
Proceeds from sale or maturity of investment securities	2,750	108,437
Business acquisition activity, primarily cash acquired	—	34,065
Proceeds from property disposals	150	2,557
Other, net	—	(2,139)

Cash used in investing activities	(43,071)	(36,780)

Cash flows from financing activities:
Proceeds from long-term debt	298,000	99,843
Payments on long-term debt	(212,272)	(90,680)
Change in outstanding cash management obligations	22,533	24,984
Cash dividends paid	(1,497)	(1,498)

Cash provided by financing activities	106,764	32,649

Increase (decrease) in cash and cash equivalents	28,494	(9,860)
Cash and cash equivalents at beginning of period	66,168	156,404

Cash and cash equivalents at end of period	$94,662	$146,544

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE A—BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Pilgrim’s Pride Corporation (referred to herein as “Pilgrim’s,” “the Company,” “we,” “us,” “our” or similar terms) have been prepared in accordance with accounting principles generally accepted in the United States (“US”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the US Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by US generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal and recurring adjustments unless otherwise disclosed) considered necessary for a fair presentation have been included. Operating results for the three months ended December 29, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ending September 27, 2008. For further information, refer to the consolidated financial statements and footnotes thereto included in Pilgrim’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007.

The consolidated financial statements include the accounts of Pilgrim’s and its majority-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated.

The assets and liabilities of the foreign subsidiaries are translated at end-of-period exchange rates, except for any non-monetary assets, which are translated at equivalent dollar costs at dates of acquisition using historical rates. Operations of foreign subsidiaries are translated at average exchange rates in effect during the period.

Certain reclassifications have been made to prior periods to conform to current period presentations.

The Company and certain retirement plans that it sponsors invest in a variety of financial instruments. In response to the continued turbulence in global financial markets, we have analyzed our portfolios of investments and, to the best of our knowledge, none of our investments, including money market funds units, commercial paper and municipal securities, have been downgraded because of this turbulence, and neither we nor any fund in which we participate hold more than negligible amounts of structured investment vehicles, mortgage backed securities, collateralized debt obligations, credit derivatives, hedge funds investments, fund of funds investments or perpetual preferred securities.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141(R), Business Combinations. This Statement improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects by establishing principles and requirements for how the acquirer (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Company must apply prospectively SFAS No. 141(R) to business combinations for which the acquisition date occurs during or subsequent to the first quarter of fiscal 2010. The impact that adoption of SFAS No. 141(R) will have on the Company’s financial condition, results of operations and cash flows is dependent upon many factors. Such factors would include, among others, the fair values of the assets acquired and the liabilities assumed in any applicable business combination, the amount of any costs the Company would incur to effect any applicable business combination, and the amount of any restructuring costs the Company expected but was not obligated to incur as the result of any applicable business combination. There can be no assurance that application of SFAS No. 141(R) to any applicable business combination will not have a material effect on the Company’s financial condition, results of operations or cash flows.

In December 2007, the FASB also issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. This Statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for how that reporting entity (a) identifies, labels and presents in its consolidated statement of financial position the ownership interests in subsidiaries held by parties other than itself, (b) identifies and presents on the face of its consolidated statement of operations the amount of consolidated net income attributable to itself and to the noncontrolling interest, (c) accounts for changes in its ownership interest while it retains a controlling financial interest in its subsidiary, (d) initially measures any retained noncontrolling equity investment in a subsidiary that is deconsolidated, and (e) discloses other information about its interests and the interests of the noncontrolling owners. The Company must apply prospectively the accounting requirements of SFAS No. 160 in the first quarter of fiscal 2010. The Company should also apply retroactively the presentation and disclosure requirements of the Statement for all periods presented at that time. The Company does not expect the adoption of SFAS No. 160 will have a material impact on its financial condition, results of operations and cash flows.

NOTE B—BUSINESS ACQUISITION

On December 27, 2006, we acquired 45,343,812 shares, representing 88.9% of shares outstanding, of Gold Kist Inc. (“Gold Kist”) common stock through a tender offer. We subsequently acquired all remaining Gold Kist shares and, on January 9, 2007, Gold Kist became a wholly owned subsidiary of the Company. Gold Kist, based in Atlanta, Georgia, was the third-largest chicken company in the United States, accounting for more than nine percent of chicken produced in the United States in recent years. Gold Kist operated a fully integrated chicken production business that included live production, processing, marketing and distribution.

For financial reporting purposes, we have not included the operating results and cash flows of Gold Kist in our consolidated financial statements for the period from December 27, 2006 through December 30, 2006. The operating results and cash flows of Gold Kist from December 27, 2006 through December 30, 2006 were not material. We have included the acquired assets and assumed liabilities in our balance sheet using an allocation of the purchase price based on an appraisal received from a third-party valuation specialist.

The following summarizes our purchase price at December 27, 2006 (in thousands):

Purchase 50,146,368 shares at $21.00 per share	$1,053,074
Premium paid on retirement of debt	22,208
Retirement of various share-based compensation awards	25,677
Various costs and fees	37,740

Total purchase obligation at December 30, 2006	$1,138,699

We retired the Gold Kist 10.25% Senior Notes due 2014 with a book value of $128.5 million at a cost of $149.8 million plus accrued interest and the Gold Kist Subordinated Capital Certificates of Interest at par plus accrued interest and a premium of one year’s interest. We also paid acquisition transaction costs and funded change in control payments to certain Gold Kist employees. This acquisition was initially funded by (a) $780.0 million borrowed under our revolving-term secured credit facility and (b) $450.0 million borrowed under our $450.0 million senior unsecured term loan agreement.

In connection with the acquisition, we elected to freeze certain of the Gold Kist benefit plans with the intent to ultimately terminate them. We recorded a purchase price adjustment of $65.6 million to increase the benefit plans liability to the $82.5 million current estimated cost of these plan terminations. We do not anticipate any material net periodic benefit costs (income) related to these plans in the future. Additionally, we conformed Gold Kist’s accounting policies to our accounting policies and provided for deferred income taxes on all related purchase adjustments.

The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$418,583
Property, plant and equipment	674,444
Goodwill	499,669
Intangible assets	64,500
Other assets	65,597

Total assets acquired	1,722,793

Current liabilities	269,619
Long-term debt, less current maturities	140,674
Deferred income taxes	93,509
Other long-term liabilities	80,292

Total liabilities assumed	584,094

Total purchase price	$1,138,699

Goodwill and other intangible assets reflected above were determined to meet the criteria for recognition apart from tangible assets acquired and liabilities assumed. Intangible assets related to the acquisition consisted of the following at December 27, 2006:

	Fair Value	Amortization Period
	(In thousands)	(In years)
Intangible assets subject to amortization:
Customer relationships	$51,000	13.0
Trade name	13,200	3.0
Non-compete agreements	300	3.0

Total intangible assets subject to amortization	$64,500

Weighted average amortization period of intangible assets subject to amortization		10.9
Goodwill	$499,669	N/A

Goodwill, which is recognized in the Company’s chicken segment, represents the purchase price in excess of the value assigned to identifiable tangible and intangible assets. We elected to acquire Gold Kist at a price that resulted in the recognition of goodwill because of the following strategic and financial benefits:

•	The combined company is now positioned as the world’s leading chicken producer and that position has provided us with enhanced abilities to:

•	Compete more efficiently and provide even better customer service;

•	Expand our geographic reach and customer base;

•	Further pursue value-added and prepared foods opportunities; and

•	Offer long-term growth opportunities for our stockholders, employees, and growers.

•	The combined company is better positioned to compete in the industry both internationally and in the United States as additional consolidation occurs.

The amortizable intangible assets were determined by us to have finite lives. The useful life for the customer relationships intangible asset we recognized was based on our forecasts of customer turnover. The useful life for the trade name intangible asset we recognized was based on the estimated length of our use of the Gold Kist trade name while it is phased out and replaced with the Pilgrim’s Pride trade name. The useful life of the non-compete agreements intangible asset we recognized was based on the remaining life of the agreements. We amortize these intangible assets over their remaining useful lives on a straight-line basis. Annual amortization expense for these intangible assets was $6.3 million in fiscal 2007. We expect to recognize annual amortization expense of $8.4 million in fiscal 2008 and fiscal 2009, $5.1 million in fiscal 2010, $3.9 million in fiscal 2011 through fiscal 2019, and $1.0 million in fiscal 2020.

The following unaudited financial information has been presented as if the acquisition had occurred at the beginning of each period presented.

	Three Months Ended
	December 29, 2007 Actual	December 30, 2006 Pro forma
	(In thousands, except share and per share data)
Net sales	$2,047,353	$1,819,767
Depreciation and amortization	$55,544	$57,545
Operating income (loss)	$670	$(35,452)
Interest expense, net	$29,432	$38,184
Loss from continuing operations before taxes	$(25,899)	$(71,186)
Loss from continuing operations	$(33,166)	$(44,010)
Net loss	$(32,329)	$(42,919)
Loss from continuing operations per common share	$(0.50)	$(0.66)
Net loss per common share	$(0.49)	$(0.64)
Weighted average shares outstanding	66,555,733	66,555,733

NOTE C—ACCOUNTS RECEIVABLE

In connection with the Receivables Purchase Agreement dated June 26, 1998, as amended, (the “Agreement”) the Company sells, on a revolving basis, certain of its trade receivables (the “Pooled Receivables”) to a special purpose corporation wholly owned by the Company, which in turn sells a percentage ownership interest to third parties. The aggregate amount of Pooled Receivables sold plus the remaining Pooled Receivables available for sale under this Agreement declined from $300.0 million at September 29, 2007 to $284.2 million at December 29, 2007. The outstanding amount of Pooled Receivables sold and the remaining Pooled Receivables available for sale under this Agreement at December 29, 2007 were $265.6 million and $18.6 million, respectively. The loss recognized on the sold receivables during the quarter ended December 29, 2007 was not material.

NOTE D—INVENTORIES

	December 29, 2007	September 29, 2007
	(In thousands)
Chicken:
Live chicken and hens	$353,511	$343,185
Feed and eggs	254,311	223,631
Finished chicken products	381,688	337,052

Total chicken inventories	989,510	903,868

Other products:
Commercial feed, table eggs, retail farm store and other	9,926	11,327
Distribution inventories (other than chicken products)	8,462	10,145

Total other products inventories	18,388	21,472

Total inventories	$1,007,898	$925,340

NOTE E—PROPERTY, PLANT AND EQUIPMENT

	December 29, 2007	September 29, 2007
	(In thousands)
Land	$111,462	$114,365
Buildings, machinery and equipment	2,378,594	2,366,418
Autos and trucks	61,542	59,489
Construction-in-progress	149,674	124,193

Property, plant and equipment, gross	2,701,272	2,664,465
Accumulated depreciation	(926,752)	(879,844)

Property, plant and equipment, net	$1,774,520	$1,784,621

NOTE F—NOTES PAYABLE AND LONG-TERM DEBT

	Maturity	December 29, 2007	September 29, 2007
		(In thousands)
Senior unsecured notes, at 7.625%	2015	$400,000	$400,000
Senior subordinated notes, at 8.375%	2017	250,000	250,000
Secured revolving credit facility with notes payable at LIBOR plus 0.75% to LIBOR plus 1.75%	2013	86,500	—
Secured revolving credit facility with notes payable at LIBOR plus 1.25% to LIBOR plus 2.75%	2011	26,080	26,293
Secured revolving-term/credit facility with notes payable at LIBOR or US Treasuries plus a spread	2016	621,825	622,350
Other	Various	22,541	22,787

Notes payable and long-term debt		1,406,946	1,321,430
Current maturities of long-term debt		(2,884)	(2,872)

Notes payable and long-term debt, less current maturities		$1,404,062	$1,318,558

The Company borrowed $298.0 million and repaid $211.5 million under its secured revolving credit facility expiring in 2013 and repaid $0.8 million under other facilities during the first quarter of fiscal 2008. At December 29, 2007, $126.9 million was available for borrowing under the Company’s secured revolving credit facility expiring in 2013, $23.9 million was available for borrowing under the Company’s secured revolving credit facility expiring in 2011 and $550.0 million was available for borrowing under the revolving portion of the Company’s secured revolving-term/credit facility expiring in 2016.

The Company is required, by certain provisions of its debt agreements, to maintain levels of working capital and net worth, to limit dividends to a maximum of $26 million per year, and to maintain various fixed charge, leverage, current and debt-to-equity ratios. At December 29, 2007, the Company has fully complied with these covenants.

NOTE G—INCOME TAXES

We recorded tax expense of $7.3 million for the three months ended December 29, 2007 on a loss from continuing operations before income taxes of $25.9 million. Income tax expense related to the operation and disposal of our discontinued turkey business during the first quarter of fiscal 2008 was not material. The difference between the effective rate reflected in the provision for income taxes and the amounts determined by applying the applicable statutory United States tax rate for the three months ended December 29, 2007 is primarily due to an increase in the valuation allowance on net operating losses in Mexico.

On September 30, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). This Interpretation required us to develop a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Adoption of FIN 48 had no significant effect on the Company’s financial condition. The net unrecognized tax benefits of $32.9 million include $26.3 million that, if recognized, would benefit our effective income tax rate and $6.6 million that, if recognized, would reduce goodwill.

The Company files numerous consolidated and separate income tax returns in the United States Federal jurisdiction, the Mexico Federal jurisdiction and in many state jurisdictions. With few exceptions, the Company is no longer subject to US Federal, state or local income tax examinations for years before 2003 and is no longer subject to Mexico income tax examinations by tax authorities for years before 2005. We are currently under audit by the Internal Revenue Service for the tax years ended September 26, 2003 to September 30, 2006. It is likely that the examination phase of the audit will conclude in 2008, and it is reasonably possible a reduction in our FIN 48 liability may occur; however, quantification of an estimated range cannot be made at this time.

Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. During the three months ended December 29, 2007 we recognized $0.9 million in interest and penalties related to uncertain tax positions. As of December 29, 2007, we have accrued approximately $12.6 million of interest and penalties related to uncertain tax positions.

In October 2007, Mexico enacted La Ley del Impuesto Empresarial a Tasa Única (“IETU”), a new minimum corporation tax, which will be assessed on companies doing business in that country beginning January 1, 2008. While the Company does not anticipate paying taxes under IETU, the new law will affect the Company’s tax planning strategies to fully realize its deferred tax assets under Mexico’s regular income tax. The Company has evaluated the impact of IETU on its Mexico operations and, because of the treatment of net operating losses under the new law, has established a valuation allowance for net operating losses it believes do not meet the more likely than not realization criteria of SFAS No. 109, Accounting for Income Taxes; this valuation allowance resulted in a $12.7 million charge to tax expense.

NOTE H—RELATED PARTY TRANSACTIONS

Lonnie “Bo” Pilgrim, the Senior Chairman and, through certain related entities, the major stockholder of the Company (collectively, the “major stockholder”), owns an egg laying and a chicken growing operation. In addition, at certain times during the year, the major stockholder may purchase from the Company live chickens and hens and certain feed inventories during the grow-out process and then contract with the Company to resell the birds at maturity using a market-based formula with prices subject to a ceiling price calculated at his cost plus two percent. No purchases have been made by the Company under this agreement since the first quarter of fiscal 2006.

Certain transactions with related parties are summarized as follows:

	Three Months Ended
	December 29, 2007	December 30, 2006
	(In thousands)
Lease payments on commercial egg property	$188	$188
Contract grower pay	$260	$199
Other sales to major stockholder	$163	$147
Loan guaranty fees	$962	$336
Lease payments and operating expenses on airplane	$113	$119

NOTE I—COMMITMENTS AND CONTINGENCIES

We are a party to many routine contracts in which we provide general indemnities in the normal course of business to third parties for various risks. Among other considerations, we have not recorded a liability for any of these indemnities as based upon the likelihood of payment, the fair value of such indemnities would not have a material impact on our financial condition, results of operations and cash flows.

At December 29, 2007, the Company had $86.6 million in letters of credit outstanding relating to normal business transactions.

The Company is subject to various legal proceedings and claims which arise in the ordinary course of business. Below is a summary of the most significant claims outstanding against the Company. In the Company’s opinion, it has made appropriate and adequate accruals for claims where necessary, and the Company believes the probability of a material loss beyond the amounts accrued to be remote; however, the ultimate liability for these matters is uncertain, and if significantly different than the amounts accrued, the ultimate outcome could have a material effect on the financial condition or results of operations of the Company. The Company believes it has substantial defenses to the claims made and intends to vigorously defend these cases.

Among the claims presently pending against the Company are claims seeking unspecified damages brought by current and former employees seeking compensation for the time spent donning and doffing clothing and personal protective equipment. We are aware of an industry-wide investigation by the Wage and Hour Division of the U.S. Department of Labor to ascertain compliance with various wage and hour issues, including the compensation of employees for the time spent on such activities such as donning and doffing clothing and personal protective equipment. Due, in part, to the government investigation and the recent U.S. Supreme Court decision in IBP, Inc. v. Alvarez, it is possible that we may be subject to additional employee claims. We intend to assert vigorous defenses to the litigation. Nonetheless, there can be no assurances that other similar claims may not be brought against the Company.

NOTE J—BUSINESS SEGMENTS

Subsequent to the sale of our turkey operations, we operate in two reportable business segments as (1) a producer and seller of chicken products and (2) and seller of other products. The following table presents certain information regarding our segments:

	Three Months Ended
	December 29,	December 30,
	2007	2006(a)
	(In thousands)
Net sales to customers:
Chicken:
United States	$1,728,142	$1,030,949
Mexico	120,998	122,909

Total chicken	1,849,140	1,153,858

Other products:
United States	190,389	135,650
Mexico	7,824	2,449

Total other products	198,213	138,099

	$2,047,353	$1,291,957

Operating income (loss):
Chicken:
United States	$(19,094)	$(11,446)
Mexico	(4,092)	1,329

Total chicken	(23,186)	(10,117)

Other products:
United States	22,771	4,648
Mexico	1,085	567

Total other products	23,856	5,215

	$670	$(4,902)

Depreciation and amortization:(b)(c)
Chicken:
United States	$50,203	$27,445
Mexico	2,564	2,806

Total chicken	52,767	30,251

Other products:
United States	2,715	2,028
Mexico	62	44

Total other products	2,777	2,072

	$55,544	$32,323

(a)	The Company acquired Gold Kist on December 27, 2006 for $1.139 billion. For financial reporting purposes, we have not included the operating results and cash flows of Gold Kist in our consolidated financial statements for the period spanning from December 27, 2006 through December 30, 2006. The operating results and cash flows of Gold Kist for that period were not material.

(b)	Includes amortization of capitalized financing costs of approximately $1.0 million and $0.7 million for the three-month periods ended December 29, 2007 and December 30, 2006, respectively, and amortization of intangible assets of approximately $2.6 million for the three months ended December 29, 2007.

(c)	Excludes depreciation costs incurred by our discontinued turkey business of $0.4 million and $0.4 million during the first quarter of fiscal 2008 and the first quarter of fiscal 2007, respectively.

NOTE K—DISCONTINUED BUSINESS

In March 2008, the Company sold certain assets of its turkey business for $18.6 million This business was composed of substantially all of our former turkey segment. The results of this business are included in Income from operation of discontinued business, net of tax for all periods presented.

For a period of time, we will continue to incur cash flow activities that are associated with our former turkey business. These activities—the grow-out and processing of turkeys—are transitional in nature. We have entered into a short-term co-pack agreement with the acquirer of the former turkey business under which they will process turkeys for sale to our customers through the end of fiscal 2008. For the period of time until we have collected funds on the sale of these turkeys, we will continue to incur cash flow activity and to report operating activity in Income (loss) from operation of discontinued business, net of tax, although at a substantially reduced level. Upon completion of these activities, the cash flows and the operating activity reported in Income (loss) from operation of discontinued business, net of tax will be eliminated.

Neither our continued involvement in the distribution and sale of these turkeys or the co-pack agreement confers upon us the ability to influence the operating and/or financial policies of the turkey business under its new ownership.

The following amounts related to our turkey business have been segregated from continuing operations and included in Income from operation of discontinued business, net of tax in the consolidated statements of operations:

	Three Months Ended
	December 29, 2007	December 30, 2006
	(In thousands)
Net sales	$45,858	$45,175

Income from operation of discontinued business before income taxes (a)	$1,344	$1,753
Income tax expense	(507)	(662)

Income from operation of discontinued business, net of tax	$837	$1,091

(a)	Includes interest expense of $0.4 million and $0.2 million allocated to our discontinued turkey business in the first quarter of fiscal 2008 and the first quarter of fiscal 2007, respectively, based on the net assets approach permitted in Emerging Issues Task Force Abstracts Issue No. 87-24, Allocation of Interest to Discontinued Operations .

Property, plant and equipment related to our turkey business has been segregated and included in Assets held for sale in the consolidated balance sheets as of December 29, 2007 and September 29, 2007. The following assets and liabilities related to our turkey business have been segregated and included in Current assets of discontinued business and Current liabilities of discontinued business, as appropriate, in the consolidated balance sheets as of December 29, 2007 and September 29, 2007.

	December 29, 2007	September 29, 2007
	(In thousands)
Trade accounts and other receivables, less allowance for doubtful accounts	$6,525	$16,687
Inventories	19,325	36,545

Current assets of discontinued business	$25,850	$53,232

Accounts payable	$3,520	$3,804
Accrued expenses	3,888	2,752

Current liabilities of discontinued business	$7,408	$6,556

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Description of the Company

Pilgrim’s Pride is the world’s largest chicken company and has one of the best known brand names in the chicken industry. In the United States (“US”), we produce both prepared and fresh chicken. In Mexico and Puerto Rico, we exclusively produce fresh chicken. Through vertical integration we control the breeding, hatching and growing of chickens. Our products are sold to foodservice, retail and frozen entrée customers primarily through foodservice distributors, retailers and restaurants throughout the US and Puerto Rico and in the northern and central regions of Mexico. We operate in two business segments and two geographical areas.

Business Acquisition

On December 27, 2006, we acquired 88.9% of all outstanding common shares of Atlanta-based Gold Kist Inc. (“Gold Kist”). Gold Kist was the third-largest chicken company in the US, accounting for approximately 9% of all chicken produced domestically in recent years. On January 9, 2007, we acquired the remaining Gold Kist common shares, making Gold Kist a wholly owned subsidiary of Pilgrim’s Pride Corporation. For financial reporting purposes, we have not included the operating results and cash flows of Gold Kist in our consolidated financial statements for the period spanning from December 27, 2006 through December 30, 2006. The operating results and cash flows of Gold Kist for that period were not material.

Discontinued Business

In March 2008, the Company sold certain assets of its turkey business for $18.6 million. This business was composed of substantially all of our former turkey segment. The results of this business are included in Income from operation of discontinued business, net of tax for all periods presented. See Note K—Discontinued Business of the notes to our consolidated financial statements included elsewhere herein. Unless otherwise indicated, all amounts within Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations have been updated to reflect retroactive application of the Company’s turkey operations as a discontinued business.

Executive Summary

Feed ingredient prices increased substantially between the first quarter of fiscal 2007 and the first quarter of fiscal 2008 and have continued to increase through the date of this report. While chicken selling prices have generally improved over the same periods, chicken selling prices have not improved sufficiently to offset the higher costs of feed ingredients, which, along with deferred income tax asset valuation allowances recognized in Mexico and interest expense recognized on borrowings incurred due to the acquisition of Gold Kist, were the primary contributors to our $32.3 million net loss for the first quarter of fiscal 2008. Although the Company continues to focus substantial efforts on increasing its sales prices in order to cover these increased costs, there can be no assurances as to if or when it will be able to raise its prices sufficiently to offset these incremental costs or return to profitability.

In October 2007, Mexico enacted La Ley del Impuesto Empresarial a Tasa Única (“IETU”), a new minimum corporation tax, which will be assessed on companies doing business in that country beginning January 1, 2008. While the Company does not anticipate paying taxes under IETU, the new law will affect the Company’s tax planning strategies to fully realize its deferred tax assets under Mexico’s regular income tax. The Company has evaluated the impact of IETU on its Mexico operations and, because of the treatment of net operating losses under the new law, has established a valuation allowance for net operating losses it believes do not meet the more likely than not realization criteria of SFAS No. 109, Accounting for Income Taxes; this valuation allowance resulted in a $12.7 million charge to tax expense.

The net loss of $32.3 million for the first quarter of fiscal 2008 is $23.6 million greater than the net loss of $8.7 million for the first quarter of fiscal 2007. This increase in net loss occurred primarily because of the increased cost of feed ingredients between the two periods, the deferred tax asset valuation allowances established by our Mexico operations as a result of IETU and increased interest expense related to the acquisition of Gold Kist. Feed ingredient costs rose 24.4% in the US and 15.3% in Mexico over the same period last year principally because of higher corn and soybean meal prices. Our average chicken selling prices in the US and Mexico increased 9.8% and 1.4%, respectively, over the same period last year mainly because of improved market pricing. Total pounds sold in the US were up 52.7% from the same period last year mainly because of the Gold Kist acquisition. Total pounds sold in Mexico were down 2.9% from the same period last year.

Business Environment

Profitability in the chicken industry is materially affected by the commodity prices of chicken and feed ingredients that, in turn, are influenced by a variety of supply and demand factors. As a result, the chicken industry is subject to cyclical earnings fluctuations. Cyclical earnings fluctuations can be mitigated somewhat by (a) business strategy, (b) product mix, (c) sales and marketing plans and (d) operating efficiencies.

In an effort to reduce price volatility and to generate higher, more consistent profit margins, we have concentrated on the production and marketing of prepared foods products. Prepared foods products generally have higher profit margins than our other products. Also, the production and sale in the US of prepared foods products reduces the impact of feed ingredient costs on our profitability. Feed ingredient purchases are the single largest component of our cost of sales. They represented 36.7% of our consolidated cost of sales in the first quarter of fiscal 2008. The production of feed ingredients is affected primarily by weather patterns throughout the world, the level of supply inventories, demand for feed ingredients, and the agricultural policies of the US and foreign governments. The costs of corn and soybean meal, our primary feed ingredients, increased significantly between the first quarter of fiscal 2007 and the date of this report and there can be no assurance that the price of corn or soybean meal will not continue to rise as a result of, among other things, increasing demand for these products around the world and alternative uses of these products, such as ethanol and biodiesel production. Feed ingredient costs become a decreasing percentage of a product’s total production cost as further processing is performed, thereby reducing their impact on our profitability. Products sold in this form enable us to charge a premium, reduce the impact of feed ingredient costs on our profitability, and improve and stabilize our profit margins.

Since a significant portion of US chicken production is exported, the commodity prices of chicken can be adversely affected by disruptions in export markets. Material disruptions in recent years included the negative impact that concerns over avian influenza had on international demand for chicken products. Disruptions may also be caused by restrictions on imports of US-produced chicken products imposed by foreign governments for a variety of reasons, including the protection of their domestic chicken producers and allegations of consumer health issues. Both Russia and Japan have restricted the importation of US-produced chicken for both of these reasons in recent periods. In July 2003, the US and Mexico entered into a safeguard agreement with regard to imports into Mexico of chicken leg quarters from the US. Under this agreement, a tariff rate for chicken leg quarters of 98.8% of the sales price was established. This tariff was imposed because of concerns that the duty-free importation of such products as provided by the North American Free Trade Agreement would injure Mexico’s chicken industry. This tariff rate was eliminated on January 1, 2008. As a result of the elimination of this tariff, we expect greater amounts of chicken to be imported into Mexico from the US. This could negatively affect the profitability of Mexican chicken producers, including our Mexico operations. Because disruptions in chicken export markets are often political, no assurances can be given as to when the existing disruptions will be alleviated or that new ones will not arise.

Business Segments

Subsequent to the sale of our turkey operations, we operate in two reportable business segments as (1) a producer and seller of chicken products and (2) a seller of other products. The following table presents certain information regarding our segments:

	Three Months Ended
	December 29,	December 30,
	2007	2006(a)
	(In thousands)
Net sales to customers:
Chicken:
United States	$1,728,142	$1,030,949
Mexico	120,998	122,909

Total chicken	1,849,140	1,153,858

Other products:
United States	190,389	135,650
Mexico	7,824	2,449

Total other products	198,213	138,099

	$2,047,353	$1,291,957

Operating income (loss):
Chicken:
United States	$(19,094)	$(11,446)
Mexico	(4,092)	1,329

Total chicken	(23,186)	(10,117)
Other products:
United States	22,771	4,648
Mexico	1,085	567

Total other products	23,856	5,215

	$670	$(4,902)

Depreciation and amortization:(b)(c)
Chicken:
United States	$50,203	$27,445
Mexico	2,564	2,806

Total chicken	52,767	30,251

Other products:
United States	2,715	2,028
Mexico	62	44

Total other products	2,777	2,072

	$55,544	$32,323

(a)	The Company acquired Gold Kist on December 27, 2006 for $1.139 billion. For financial reporting purposes, we have not included the operating results and cash flows of Gold Kist in our consolidated financial statements for the period spanning from December 27, 2006 through December 30, 2006. The operating results and cash flows of Gold Kist for that period were not material.

(b)	Includes amortization of capitalized financing costs of approximately $1.0 million and $0.7 million for the three-month periods ended December 29, 2007 and December 30, 2006, respectively, and amortization of intangible assets of approximately $2.6 million for the three months ended December 29, 2007.

(c)	Excludes depreciation costs incurred by our discontinued turkey business of $0.4 million and $0.4 million during the first quarter of fiscal 2008 and the first quarter of fiscal 2007, respectively.

The following table presents certain items as a percentage of net sales for the periods indicated:

	Three Months Ended
	December 29, 2007	December 30, 2006
Net sales	100.0%	100.0%
Cost of sales	94.9%	95.2%
Gross profit	5.1%	4.8%
Selling, general and administrative (“SG&A”) expense	5.1%	5.2%
Operating income (loss)	—%	(0.4)%
Interest expense, net	1.4%	1.0%
Loss from continuing operations before income taxes	(1.3)%	(1.3)%
Loss from continuing operations	(1.6)%	(0.8)%

All percentage of net sales ratios and percentage change ratios reported in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations are calculated from the face of the Consolidated Financial Statements included elsewhere herein.

Results of Operations

Fiscal First Quarter 2008 Compared to Fiscal First Quarter 2007

Net sales. Net sales for the first quarter of fiscal 2008 increased $755.4 million, or 58.5%, over the first quarter of fiscal 2007. The following table provides net sales information:

Source	Fiscal Quarter Ended December 29, 2007	Change from Fiscal Quarter Ended December 30, 2006
		Amount	Percentage
	(In millions, except percentages)
Chicken:
United States	$1,728.1	$697.2	67.6	% (a)
Mexico	121.0	(1.9)	(1.6	) % (b)

Total chicken	1,849.1	695.3	60.3%
Other products:
United States	190.4	54.7	40.4	% (c)
Mexico	7.8	5.4	219.5	% (d)

Total other products	198.2	60.1	43.5%

Total net sales	$2,047.3	$755.4	58.5%

(a)	US chicken sales for the first quarter of fiscal 2008 increased from the same period last year primarily as the result of a 52.7% increase in volume resulting mainly from the acquisition of Gold Kist on December 27, 2006, increases in the average selling prices of chicken and, for legacy Pilgrim’s Pride products, an improved product mix containing a greater percentage of higher-margin, value-added products.

(b)	Mexico chicken sales in the current quarter decreased from the first quarter of fiscal 2007 primarily because of a 2.9% decrease in pounds sold offset by a 1.4% increase in revenue per pound sold.

(c)	US sales of other products increased mainly as the result of the acquisition of Gold Kist on December 27, 2006 and improved pricing on our rendering output. Rendering is the process of converting poultry byproducts into raw materials for grease, animal feed, biodiesel and feed-stock for the chemical industry.

(d)	Mexico sales of other products increased principally because of both higher sales volumes and higher selling prices for commercial feed.

Gross profit. Gross profit increased $42.9 million, or 68.9%, in the first quarter of fiscal 2008 compared to the first quarter of fiscal 2007. The following table provides gross profit information:

	First Quarter Fiscal 2008	Change From First Quarter Fiscal 2007		Percentage of Net Sales
				First Quarter Fiscal 2008	First Quarter Fiscal 2007
Components		Amount	Percentage
	(In millions, except percentages)
Net sales	$2,047.3	$755.4	58.5%	100.0%	100.0%
Cost of sales	1,942.2	712.5	57.9%	94.9	95.2	(a)

Gross profit	$105.1	$42.9	68.9%	5.1%	4.8	% (b)

(a)	Cost of sales incurred in the first quarter of fiscal 2008 increased when compared to the same period last year primarily because of the acquisition of Gold Kist on December 27, 2006 and increased quantities and costs of energy and feed ingredients. We also experienced in the first quarter of fiscal 2008, and continue to experience, increased production and freight costs related to operational inefficiencies, labor shortages at several facilities, and higher fuel costs. We believe the labor shortages are attributable in part to heightened publicity of governmental immigration enforcement efforts, ongoing Company compliance efforts, and continued changes in the Company’s employment practices in light of recently published governmental best practices and the pending new labor hiring regulations. Cost of sales in our Mexico chicken operations increased mainly because of higher feed ingredient costs.

(b)	Gross profit as a percent of net sales generated in the first quarter of fiscal 2008 improved 0.3 percentage points from the same period last year because of improved pricing on our rendering output due to increased demand for the raw materials used to produce biodiesel and other alternative fuels.

Operating income (loss). Operating income for the first quarter of fiscal 2008 increased $5.6 million, or 113.7% compared to the first quarter of fiscal 2007. The following tables provide operating income (loss) information:

	Fiscal Quarter Ended December 29, 2007	Change from Fiscal Quarter Ended December 30, 2006
Source		Amount	Percentage
	(In million, except percentages)
Chicken:
United States	$(19.1)	$(7.6)	(66.8)%
Mexico	(4.1)	(5.4)	(407.9)%

Total chicken	(23.2)	(13.0)	(129.2)%
Other products:
United States	22.8	18.1	389.9%
Mexico	1.1	0.5	91.4%

Total other products	23.9	18.6	357.4%

Total operating income	$0.7	$5.6	113.7%

				Percentage of Net Sales
	First Quarter Fiscal 2008	Change From First Quarter Fiscal 2007		First Quarter Fiscal 2008	First Quarter Fiscal 2007
Components		Amount	Percentage
		(In millions, except percentages)
Gross profit	$105.1	$42.9	68.9%	5.1%	4.8%
SG&A expenses	104.4	37.3	55.5%	5.1	5.2	(a)

Operating income	$0.7	$5.6	113.7%	—%	(0.4	) % (b)

(a)	Selling, general and administrative expense incurred in the first quarter of fiscal 2008 increased from the same period last year primarily because of the acquisition of Gold Kist on December 27, 2006.

(b)	Operating income as a percentage of net sales generated in the first quarter of fiscal 2008 increased 0.4 percentage points when compared to the same period last year primarily because of increases in the average selling prices of chicken, improved pricing on our rendering output due to increased demand for the raw materials used to produce biodiesel and other alternative fuels and improved product mix partially offset by increased feed, production and freight costs and the other factors described above.

Interest expense. Interest expense increased 119.0% to $29.9 million in the first quarter of fiscal 2008 from $13.7 million for the first quarter of fiscal 2007 primarily because of increased borrowings related to the acquisition of Gold Kist and a decrease in amounts of interest capitalized during the quarter. As a percentage of sales, interest expense in the first quarter of fiscal 2008 increased to 1.4% from 1.0% in the first quarter of fiscal 2007.

Interest income. Interest income decreased from $1.3 million in the first quarter of fiscal 2007 to $0.5 million in the first quarter of fiscal 2008 because of a reduced average level of investment during the current quarter in available for sale securities.

Miscellaneous, net. Consolidated miscellaneous income increased from $1.0 million in the first quarter of fiscal 2007 to $2.9 million in the first quarter of fiscal 2008 primarily because of an increase in investment income and improvement in currency exchange results due to an increase in the average exchange rate between the Mexican peso and the US dollar during those two periods.

Income tax expense. Income tax expense in the first quarter of fiscal 2008 was $7.3 million compared to income tax benefit of $6.4 million in the first quarter of fiscal 2007. The increase in income tax expense resulted primarily from tax expense of $12.7 million recognized in the current quarter by our Mexico operations mainly because of a valuation allowance we established for net operating losses we believe do not meet the more likely than not realization criteria of SFAS No. 109 due to the treatment of the net operating losses under IETU. This was partially offset by larger pretax loss incurred in the first quarter of fiscal 2008 than was incurred in the same period last year.

Income from operation of discontinued business. The Company generated income from the operation of its discontinued turkey business of $1.3 million ($0.8 million, net of tax) during the first quarter of fiscal 2008 compared to $1.8 million ($1.1 million, net of tax) during the first quarter of fiscal 2007. Net sales generated by the discontinued turkey business in the first quarter of fiscal 2008 and the first quarter of fiscal 2007 were $45.9 million and $45.2 million, respectively.

Liquidity and Capital Resources

The following table presents our available sources of liquidity as of December 29, 2007:

Source of Liquidity	Facility Amount	Amount Outstanding	Available
	(In millions)
Cash and cash equivalents	$—	$—	$94.7
Investments in available-for-sale securities	$—	$—	$8.8
Receivables purchase agreement	$300.0	$265.6	$18.6	(a)
Debt facilities:
Revolving credit facilities	$350.0	$112.6	$150.8	(b)(c)
Revolving/term facility	$550.0	$—	$550.0	(c)

(a)	The aggregate amount of receivables sold plus the remaining receivables available for sale declined from $300.0 million at September 29, 2007 to $284.2 million at December 29, 2007.

(b)	At December 29, 2007, the Company had $86.6 million in letters of credit outstanding relating to normal business transactions.

(c)	At February 4, 2008, total availability under these debt facilities is $535.5 million.

At December 29, 2007, our working capital increased $61.0 million to $455.6 million and our current ratio increased to 1.49 to 1 compared with working capital of $394.7 million and a current ratio of 1.44 to 1 at September 29, 2007 primarily because of the working capital changes discussed below.

Trade accounts and other receivables increased $10.4 million, or 9.2%, to $123.9 million at December 29, 2007 from $113.5 million at September 29, 2007. This increase resulted from delayed payments by certain large customers.

Inventories increased $82.6 million, or 8.9%, to $1.0079 billion at December 29, 2007 from $925.3 million at September 29, 2007. This increase resulted from higher values for finished chicken products and live inventories primarily due to higher feed ingredient prices.

Accounts payable increased $56.7 million, or 14.2%, to $455.2 million at December 29, 2007 from $398.5 million at September 29, 2007 primarily because of the increased cost of feed ingredients and fuel.

Accrued liabilities decreased $37.1 million, or 7.5%, to $460.2 million at December 29, 2007 from $497.3 million at September 29, 2007 principally because of a reduction in interest payable on notes payable due to the timing of our semi-annual interest payments and amortization of acquisition-related liabilities such as unfavorable sales contracts and unfavorable lease contracts.

As permitted under accounting principles generally accepted in the United States, the Company has not segregated cash flows related to its discontinued turkey business, and management does not believe these cash flows have been material to the consolidated cash flows as a whole. Cash used in operating activities was $35.2 million and $5.7 million for the three months ended December 29, 2007 and December 30, 2006, respectively. The increase in cash used in operating activities was primarily the result of changes in working capital items.

Cash used in investing activities was $43.1 million and $36.8 million for the first quarters of fiscal 2008 and fiscal 2007, respectively. Capital expenditures of $42.7 million and $39.4 million for the three months ended December 29, 2007 and December 30, 2006, respectively, were primarily incurred for the routine replacement of equipment and to improve efficiencies, expand capacity, and reduce costs. We anticipate spending approximately $225.0 million to $250.0 million in fiscal 2008 for the routine replacement of equipment, capacity expansion and new automation to improve efficiencies. We expect to finance such expenditures with cash on hand, operating cash flows if available, and existing revolving/term and revolving credit facilities. Cash was used to purchase investment securities totaling $3.3 million in the first quarter of fiscal 2008 and $140.4 million in the first quarter of fiscal 2007. Cash proceeds in the first quarter of fiscal 2008 and the first quarter of fiscal 2007 from the sale or maturity of investment securities were $2.8 million and $108.4 million, respectively. In the first quarter of fiscal 2007, we received cash totaling $34.1 million related to the acquisition of Gold Kist.

Cash provided by financing activities was $106.8 million and $32.6 million for the three months ended December 29, 2007 and December 30, 2006, respectively. Cash proceeds in the first quarters of fiscal 2008 and fiscal 2007 from long-term debt were $298.0 million and $99.8 million, respectively. Cash was used to repay long-term debt totaling $212.3 million in the first quarter of fiscal 2008 and $90.7 million in the first quarter of fiscal 2007. Cash proceeds in the first quarters of fiscal 2008 and fiscal 2007 from changes in outstanding cash management obligations were $22.5 million and $25.0 million, respectively.

The Company is required, by certain provisions of its debt agreements, to maintain levels of working capital and net worth, to limit dividends to a maximum of $26 million per year, and to maintain various fixed charge, leverage, current and debt-to-equity ratios. At December 29, 2007, the Company has fully complied with these covenants.

We are a party to many routine contracts in which we provide general indemnities in the normal course of business to third parties for various risks. We have not recorded a liability for any of these indemnities as the likelihood of payment in each case is considered remote.

There were no material changes during the three months ended December 29, 2007, outside the ordinary course of business, in the specified contractual obligations presented in the Company’s Annual Report on Form 10-K for fiscal 2007.

Off-Balance Sheet Arrangements

In connection with the Receivables Purchase Agreement dated June 26, 1998, as amended, (the “Agreement”) the Company sells, on a revolving basis, certain of its trade receivables (the “Pooled Receivables”) to a special purpose corporation wholly owned by the Company, which in turn sells a percentage ownership interest to third parties. The aggregate amount of Pooled Receivables sold plus the remaining Pooled Receivables available for sale under this Agreement declined from $300.0 million at September 29, 2007 to $284.2 million at December 29, 2007. The outstanding amount of Pooled Receivables sold and the remaining Pooled Receivables available for sale under this Agreement at December 29, 2007 were $265.6 million and $18.6 million, respectively. The loss on the sold receivables during the quarter ended December 29, 2007 was not material.

Accounting Pronouncements

Discussion regarding our pending adoption of Statement of Financial Accounting Standards (“SFAS”) No. 141(R), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, is included in Note A of the notes to our consolidated financial statements included elsewhere in this Quarterly Report.

Critical Accounting Policies

During the three months ended December 29, 2007:

•	We did not change any of our existing critical accounting policies;

•

No existing accounting policies became critical accounting policies because of an increase in the materiality of associated transactions or changes in the circumstances to which associated judgments and estimates relate; and

•

There were no significant changes in the manner in which critical accounting policies were applied or in which related judgments and estimates were developed, except for the required adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, effective September 30, 2007.

PILGRIM’S PRIDE CORPORATION

EXHIBIT NO. 12 - COMPUTATION OF RATIO OF EARNINGS (LOSS) TO FIXED CHARGES

	Three Months Ended
	December 29, 2007		December 30, 2006
	(In thousands, except ratios)
Earnings (loss):
Loss from continuing operations before income taxes	$(25,899)		$(16,253)
Add: Total fixed charges	32,039		17,830
Less: Interest capitalized	1,589		1,068

Total earnings	$4,551		$509

Fixed charges:
Interest(a)	$31,529		$14,739
Portion of rental expense representative of the interest factor	510		3,091

Total fixed charges	$32,039		$17,830

Ratio of earnings to fixed charges	(b	)	(c	)

(a)	Interest includes amortization of capitalized financing fees.

(b)	Earnings were insufficient to cover fixed charges by $27,488.

(c)	Earnings were insufficient to cover fixed charges by $17,321.